SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EXTENDED SYSTEMS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF THE 2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 24, 2002

TO THE STOCKHOLDERS OF EXTENDED SYSTEMS INCORPORATED:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Extended Systems Incorporated, a Delaware corporation, will be held on:

Date:	Thursday, October 24, 2002
Time:	10:00 a.m.
Place:	Boise Centre on the Grove
850 West Front Street
Boise, Idaho

At our 2002 Annual Meeting, stockholders will be asked to vote on each of the following:

1.	Election of two nominees to serve as Class I directors on our Board of Directors;
2.	Election of one nominee to serve as a Class II director on our Board of Directors;
3.	Approval of an increase of 725,000 shares reserved for issuance under our 1998 Stock Plan;
4.	Approval of an increase of 25,000 shares reserved for issuance under our 2001 Approved Share Option Scheme;
5.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2003; and
6.	Any other matters as may properly come before the meeting.

We more fully describe the matters to be voted on in the accompanying proxy statement.

Only holders of record of our common stock at the close of business on September 4, 2002, are entitled to notice of and to vote at this meeting.

We cordially invite all stockholders to attend our 2002 Annual Meeting in person.

By Order of the Board of Directors,

Robert G. Hamlin
Secretary

Boise, Idaho
September 20, 2002

YOUR VOTE IS IMPORTANT!

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EXTENDED SYSTEMS INCORPORATED

PROXY STATEMENT
FOR
2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 24, 2002

The Board of Directors of Extended Systems Incorporated is soliciting proxies for our 2002 Annual Meeting of Stockholders to be held on Thursday, October 24, 2002, at 10:00 a.m. The meeting will be held at the Boise Centre on the Grove, which is located at 850 West Front Street, Boise, Idaho. Please read this Proxy Statement carefully, as it contains important information for you to consider when deciding how to vote on the matters brought before the meeting.

Our Board of Directors has set September 4, 2002, as the record date for the meeting. Stockholders who owned shares of the Company’s common stock of record at the close of business on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. On the record date, the closing price of our common stock on the Nasdaq National Stock Market was $2.395 per share. There were 14,208,568 shares of our common stock, par value $0.001, outstanding on the record date.

This Proxy Statement, together with our 2002 Annual Report to Stockholders, is being mailed on or about September 20, 2002, to all stockholders entitled to vote at the meeting.

In this Proxy Statement:

•	“we”, “Company” and “Extended Systems” mean Extended Systems Incorporated, a Delaware corporation with principal executive offices located at 5777 North Meeker Avenue, Boise, Idaho 83713;
•	references to fiscal years are to our fiscal years ended June 30; and
•	holding shares in “street name” means your Extended Systems shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name;

QUESTIONS AND ANSWERS

Q:	Why did the Company send me this Proxy Statement and proxy card?

A:
We sent to you this Proxy Statement and proxy card because you owned shares of Extended Systems’ common stock on the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q.	What is the effect of signing and returning the proxy card?

A.
When you sign and return the proxy card, you appoint Steven D. Simpson and Karla K. Rosa as your representatives at the meeting. Mr. Simpson and Ms. Rosa, as the proxy holders, will vote your shares, as you have instructed them on the proxy card, at the meeting. In this way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. You can always vote in person at the meeting, even if you have already sent in your proxy card. Please note, however, that if you hold your shares in street name, you must request a legal proxy from your stockbroker in advance of the meeting in order to vote at the meeting.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the meeting. However, if any other matters properly come before the meeting, Mr. Simpson and Ms. Rosa will be authorized by your proxy to vote on those matters in their discretion.

Q:	What am I voting on?

A:	You are being asked to vote on the following:

•	election of two nominees to serve as Class I directors on our Board of Directors;
•	election of one nominee to serve as a Class II director on our Board of Directors;
•	approval of an increase of 725,000 shares reserved for issuance under our 1998 Stock Plan;
•	approval of an increase of 25,000 shares reserved for issuance under our 2001 Approved Share Option Scheme;
•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2002; and
•	any other matters as may properly come before the meeting.

Stockholders will be entitled to one vote for each share of common stock held. Stockholders do not have the right to cumulate their votes in the election of directors. In accordance with Delaware General Corporation Law and our Restated Certificate of Incorporation and Bylaws, if a quorum is present at the meeting:

•	the two nominees for director who receive the highest number of affirmative votes cast in the election of Class I directors will be elected,
•	the nominee for director who receives the highest number of affirmative votes cast in the election of the Class II director will be elected,
•	the proposal to increase the number of shares reserved for issuance under our 1998 Stock Plan will be approved if such proposal receives the affirmative vote of a majority of the votes cast,
•
the proposal to increase the number of shares reserved for issuance under our 2001 Approved Share Option Scheme will be approved if such proposal receives the affirmative vote of a majority of the votes cast, and

•	the proposal to ratify the appointment of independent public accountants will be approved if such proposal receives the affirmative vote of a majority of the votes cast.

Q:	How do I vote?

A:
There are two ways in which you may vote (please see detailed instructions on your proxy card). First, mail in your completed, signed and dated proxy card. Please note, however, that if you return a signed card but do not provide voting instructions, your shares will be voted as follows: FOR the two (2) named nominees for Class I directors; FOR the named nominee for Class II director; FOR approval of the increase in the number of shares reserved for issuance under our 1998 Stock Plan; FOR approval of the increase in the number of shares reserved for issuance under our 2001 Approved Share Option Scheme; and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants. Second, vote in person by attending the meeting. We will pass out written ballots to stockholders who desire to vote in person at the meeting. Please note, however, that if you hold your shares in street name, you must request a legal proxy from your stockbroker in advance of the meeting in order to vote at the meeting.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the meeting by doing any one of the following:

•	delivering written notice of revocation to the Corporate Secretary;
•	submitting a proxy card with a later date; or
•	attending the meeting and voting in person.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:
If your shares are held in street name, your brokerage firm may either vote your shares on “routine” matters (such as election of directors) or leave your shares unvoted. Your brokerage firm cannot vote on “non-routine matters” such as a proposal submitted by a stockholder. Accordingly, we encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This ensures that your shares will be voted at the meeting.

Q:	How are abstentions counted?

A:
Stockholders may abstain from voting for the nominees for director and may abstain from voting on the other proposals. While there is no definitive statutory or case law authority in the State of Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for the purposes of determining both (1) the presence or absence of a quorum for the transaction of business at the meeting and (2) the total number of votes cast with respect to a proposal (other than the election of directors). We will treat abstentions in this manner. Accordingly, any abstentions will be counted for purposes of determining a quorum and will have the same effect as votes against the approval of the proposals, other than the election of directors. With respect to the election of directors, the nominees who receive the most votes cast are elected as directors. Since abstentions do not represent votes cast in favor of any nominee, abstentions have no effect on the election of directors.

Q:	What is a “broker non-vote”?

A:
As discussed briefly above, brokerage firms and other intermediaries holding shares in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions from their customers, brokers will generally have the discretion to vote such shares on “routine” matters (e.g., election of directors), but not on “non-routine” matters (e.g., stockholder proposals). The absence of a vote with respect to any non-routine matter under these circumstances is referred to as a “broker non-vote”.

Q:	How are broker non-votes counted?

A:
Pursuant to applicable law, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted. We intend to treat broker non-votes in this manner. Accordingly, a broker non-vote will not affect the outcome on any proposal, since broker non-votes do not constitute votes actually cast and approval of these matters is based on the number of votes actually cast.

Q:	What is a “quorum?”

A:
A “quorum” is the number of shares that must be present, in person or by proxy, at the meeting for business to be transacted at the meeting. The required quorum for the meeting is a majority of the shares outstanding as of the record date. All completed and signed proxy cards, whether representing a vote for, against, withheld, abstained or a broker non-vote, will be counted toward the presence of a quorum at the meeting.

Q:	Is there a list of stockholders available for my review?

A complete list of stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters at 5777 North Meeker Avenue, Boise, Idaho, 83713. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the 2002 Annual Meeting for inspection by any stockholder present at the meeting.

Q:	How many shares can vote at the meeting?

A:
As of the record date, 14,208,568 shares of our common stock were outstanding. In accordance with Delaware General Corporation Law and our Restated Certificate of Incorporation and Bylaws, each outstanding share of common stock as of the record date, September 4, 2002, entitles the holder to one vote on all matters covered in this Proxy Statement. There are a maximum of 14,208,568 votes that may be cast at the meeting.

Q:	Who is the Inspector of Election?

In accordance with our Restated Bylaws, our Board of Directors has appointed Michele Winkle to act as Inspector of Election at the meeting. The Inspector of Election, with the assistance of our transfer agent, Equiserve Trust Company, N.A., will:

•	determine the number of shares outstanding and the voting power of each share;
•	determine the number of shares represented at the meeting;
•	determine the existence of a quorum;
•	determine the authenticity, validity and effect of proxies;
•	receive votes or ballots;
•	hear and determine all challenges and questions in any way arising in connection with the right to vote;
•	count and tabulate all votes;
•	determine the result of the vote; and
•	do such acts as may be proper to conduct the election or vote with fairness to all stockholders.

Q:	Who is soliciting my vote?

A:
This proxy solicitation is being made and paid for by Extended Systems. We have retained the services of Georgeson Shareholder Communications, Inc. to conduct the broker nominee search, distribute proxy materials to banks, brokers, nominees and intermediaries, and solicit voted proxies for the meeting. We will pay approximately $10,000, plus out-of-pocket expenses, for these services. In addition, we will request brokerage firms, nominees, custodians and fiduciaries to forward solicitation materials to the beneficial owners, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials. Also, our directors, officers and other employees may solicit proxies without additional compensation, personally by telephone, email, telegram, or otherwise.

SHARE OWNERSHIP OF BENEFICIAL OWNERS

The table below shows the number of shares of our common stock beneficially owned as of August 31, 2002 by the following persons:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each director and nominee for director;
•	each executive officer named in the Summary Compensation Table on page 17; and
•	all directors and executive officers as a group.

The address of each person listed in the table below is:

c/o Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho 83713

	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding
Charles M. Jopson (2)	1,216,596	8.6%
Douglas B. Winterrowd (3)	1,102,003	7.8
Ted L. Wimer (4)	873,480	6.1
Raymond A. Smelek (5)	363,877	2.5
Steven D. Simpson (6)	359,094	2.5
Donald J. Baumgartner(7)	166,688	1.2
Karla K. Rosa (8)	128,407	*
S. Scott Wald (9)	110,171	*
Bradley J. Surkamer (10)	96,556	*
John M. Russell (11)	52,500	*
John J. Katsaros (12)	21,250	*
Charles W. Jepson (13)	5,417	*
Russell McMeekin	–	–
All directors and executive officers as a group (16 persons) (14)	2,842,281	18.5%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 31, 2002, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 6,000 shares held of record by Mr. Jopson’s daughter and 4,588 shares held of record by Mr. Jopson’s son. Mr. Jopson is an Extended Systems employee.

(3)	Includes 62,400 shares held of record by the Doug Winterrowd and Eileen Winterrowd Education Trust. Mr. Winterrowd is Chief Engineer and a director.

(4)	Includes 2,032 shares held of record by Mr. Wimer’s spouse.

(5)
Includes 1,942 shares held of record by Smelek & Associates, a business owned by Mr. Smelek’s spouse, 17,933 shares held of record by Mr. Smelek’s spouse, 15,866 shares held of record by the Smelek Family Foundation, and 246,084 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Smelek is the Chairman of our Board of Directors.

(6)	Includes 299,164 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Simpson is our President, Chief Executive Officer and a director.

(7)
Includes 15,837 shares held of record by Mr. Baumgartner’s spouse, 112,677 shares subject to options exercisable by Mr. Baumgartner within 60 days of August 31, 2002, and 33,625 shares subject to options exercisable by Mr. Baumgartner’s spouse within 60 days of August 31, 2002. Mr. Baumgartner is our Vice President of Worldwide Marketing.

(8)	Includes 91,278 shares subject to options exercisable within 60 days of August 31, 2002. Ms. Rosa is our Vice President of Finance and Chief Financial Officer.

(9)	Includes 81,171 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Wald is a director.

(10)	Includes 82,700 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Surkamer is our Vice President of Sales.

(11)	Includes 47,500 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Russell is a director.

(12)	Includes 21,250 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Katsaros is a director.

(13)	Includes 5,417 shares subject to options exercisable within 60 days of August 31, 2002. Mr. Jepson is a director.

(14)
Includes 1,118,316 shares subject to options exercisable within 60 days of August 31, 2002. Includes 22,916 shares beneficially owned by Mr. Mark Willnerd (including 13,605 shares subject to options exercisable by Mr. Willnerd within 60 days of August 31, 2002, and 2,072 shares subject to options exercisable by Mr. Willnerd’s spouse within 60 days of August 31, 2002.) Mr. Willnerd became our Vice President of Business Development on September 4, 2002. Includes 354,864 shares (including 24,480 shares subject to options exercisable within 60 days of August 31, 2002) held by Mr. Holmes Lundt, who resigned as our Vice President of Research and Development and Business Development on August 31, 2002.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

The number of directors authorized by our Restated Certificate of Incorporation and Bylaws is currently fixed by our Board of Directors at eight. Our Board of Directors is divided into three classes, with the classes serving for staggered, three-year terms. At present, there are three Class I directors, two Class II directors and three Class III directors. Beginning with the 2002 Annual Meeting, there will be two Class I directors, three Class II directors and three Class III directors.

Two Class I directors are to be elected at the 2002 Annual Meeting. The Class I directors elected at the meeting will hold office until the 2005 Annual Meeting of Stockholders or until their successors have been duly elected and qualified, except in the event of their earlier death, resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, each of whom is currently a director. In the event that either of the nominees becomes unable or declines to serve as a director at the time of the meeting the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that either of the nominees listed below will be unable or will decline to serve as a director. The names of the two Class I nominees for director and certain information about them are set forth below.

Nominees for Election as Class I Directors For a Term Expiring in 2005

Steven D. Simpson; age 55; President and Chief Executive Officer, Extended Systems Incorporated. Mr. Simpson has served as our President and Chief Executive Officer and as a director since January 1996. From January 1995 to January 1996, Mr. Simpson served as our Executive Vice President of Sales and Marketing. From 1978 to 1994, Mr. Simpson was employed by Hewlett-Packard Company. From 1991 to 1994, Mr. Simpson was General Manager of the Boise LaserJet Printer Division.

Douglas B. Winterrowd; age 51; Chief Engineer, Extended Systems Incorporated. Mr. Winterrowd is an Extended Systems founder and has been a director since October 1995. Previously, he served as a director from 1984 to 1992. Mr. Winterrowd has served as our Chief Engineer since February 1994 and, prior to such time, held various positions at Extended Systems, including Program Manager, Quality Assurance Manager, Technical Support Manager, Project Manager and Senior Engineer.

The Board of Directors unanimously recommends a vote “FOR” the election of the two nominees for Class I Directors named above.

PROPOSAL TWO

ELECTION OF CLASS II DIRECTOR

One Class II director is to be elected at the 2002 Annual Meeting. The Class II director elected at the meeting will hold office until the 2003 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified, except in the event of his or her earlier death, resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named below, who currently serves as a Class I director. In the event that the nominee becomes unable or declines to serve as a director at the time of the meeting the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that the nominee listed below will be unable or will decline to serve as a director. The name of the Class II nominee for director and certain information about him is set forth below. The names of, and certain information about, the current Class II and Class III directors with unexpired terms are also set forth below.

Nominee for Election as a Class II Director For a Term Expiring in 2003

Russell McMeekin; age 37; President and Chief Executive Officer, Mikohn. Mr. McMeekin was appointed to our Board of Directors on August 30, 2002, in connection with our acquisition of ViaFone, Inc., a provider of a real-time mobile platform and mobile applications to the enterprise. He is the President and CEO of Mikohn, a diversified supplier to the casino gaming industry worldwide. From July 2001 to July 2002, he was the Chief Executive Officer of ViaFone. From December 2000 to June 2001, Mr. McMeekin held the position of President, E-Business, and from February 1997 to December 2000, he held the position of President of Honeywell Hi-Spec Solutions.

The Board of Directors unanimously recommends a vote "FOR" the election of the nominee for Class II Director named above.

Incumbent Class II Directors Serving For a Term Expiring in 2003

John J. Katsaros; age 51; President, NetsEdge Research Group. Mr. Katsaros has been a director since July 2000. He is the President of NetsEdge Research Group, a marketing and strategy consulting firm. Mr. Katsaros was a Vice President at Jupiter Communications, a global Internet commerce research and consulting company. Prior to his position at Jupiter, Mr. Katsaros was the President of Internet Research Group (formerly Collaborative Marketing), an Internet research and consulting firm, which was acquired by Jupiter in March 2000.

John M. Russell; age 60; Retired. Mr. Russell has been a director since April 1998. He is retired. From December 1991 to March 1994, Mr. Russell served as Vice President of Finance and Administration, Chief Financial Officer and Secretary of Cisco Systems, Inc.

Incumbent Class III Directors Serving For a Term Expiring in 2004

Charles W. Jepson; age 56; Chairman of the Board of Directors, President and Chief Executive Officer, Diligent Software Systems. Mr. Jepson has been a director since September 2001. He is the Chairman, President and CEO of Diligent Software Systems, a provider of e-procurement software. From June 2000 to July 2001, he was the Senior Vice President of North American Field Operations at eGain Communications, a provider of customer service software. From March 1998 to June 2000, Mr. Jepson was the President and Chief Executive Officer of Inference Corporation, which was acquired by eGain in June 2000. From June 1997 to March 1998, Mr. Jepson was an independent consultant to small technology companies. From March 1992 to May 1997, he was the President and Chief Executive Officer of Interlink Computer Sciences.

Raymond A. Smelek; age 67; Chairman of the Board of Directors, Extended Systems Incorporated; Chairman of the Board of Directors and Chief Executive Officer, The Network Group. Mr. Smelek has served as the Chairman since June 1995 and has been a director since June 1994. He is also currently the Chairman of the Board of Directors and Chief Executive Officer of the Network Group, which provides information technology services to enterprises. From June 1994 to February 1996, he was our President and Chief Executive Officer. Prior to joining Extended Systems, Mr. Smelek was employed by Hewlett-Packard Company and held a number of positions, the last of which was Vice President and General Manager of the Mass Storage Group.

S. Scott Wald; age 47; President, Romar Services, L.L.C. Mr. Wald has been a director since July 1994. He was the founder of ASAP Software Express, Inc. and served as President and Chief Executive Officer of ASAP from September 1985 to June 1998.

BOARD MEETINGS AND COMMITTEES

During fiscal 2002, the Board of Directors held fourteen meetings (including regularly scheduled and special meetings). All of the incumbent directors attended 75% or more of the meetings of the Board of Directors and committees upon which directors served, with the exception of Mr. Russell, who attended 9 of the 14 meetings and Mr. Katsaros, who attended 10 of the 14 meetings.

Our Board of Directors has the following committees:

AUDIT COMMITTEE. The Audit Committee reviews and monitors our corporate financial reporting and external audits, including:

•	our internal control functions;
•	the results and scope of our annual audit and other services provided by our independent accountants; and
•	our compliance with legal matters with a significant impact on our financial reports.

In addition, the Audit Committee has the responsibility to consider and recommend the appointment of our independent accountants. The Audit Committee also monitors transactions between Extended Systems and our officers, directors and employees for any potential conflicts of interest. The current members of the Audit Committee are Mr. Russell (Chairman), Mr. Jepson and Mr. Wald, each of whom is independent as defined in the National Association of Securities Dealers listing standards. The Audit Committee held four meetings in fiscal 2002.

COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policy and all forms of compensation to be provided to our directors, executive officers and other employees, including:

•	annual salaries and bonuses;
•	stock option arrangements; and
•	other incentive compensation arrangements.

The Compensation Committee also administers our stock plans. The current members of the Compensation Committee are Mr. Wald (Chairman) and Mr. Katsaros. The Compensation Committee held one meeting in fiscal 2002.

NOMINATING COMMITTEE. The Nominating Committee reviews and makes recommendations to the Board of Directors regarding annual elections of directors and potential new directors. The Nominating Committee will consider qualified nominees for director whose names are submitted in accordance with our bylaws. The current members of the Nominating Committee are Mr. Smelek (Chairman), Mr. Katsaros and Mr. Wald. The Nominating Committee did not meet in fiscal 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2002, the Compensation Committee consisted of Mr. Katsaros, Mr. Russell and Mr. Wald, none of whom are or have been an officer or employee of Extended Systems. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL THREE

INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE
UNDER OUR 1998 STOCK PLAN

Stockholders are being asked to approve an increase in the number of shares reserved for issuance under our 1998 Stock Plan by 725,000 shares. Our Board of Directors approved this increase on July 30, 2002.

Plan Activity

As of August 31, 2002, options to purchase an aggregate of 284,843 shares of common stock issued under the 1998 Stock Plan had been exercised, and options to purchase 2,235,731 shares were outstanding. Without taking into account the proposal, 79,426 shares remained available for future grants as of August 31, 2002. Based on a per share price of $2.60, the last trading price on August 30, 2002, as reported by the Nasdaq National Market System, the fair market value of the 2,315,157 shares subject to outstanding options and reserved for future issuance under the 1998 Stock Plan is $6,019,408.

Description of the 1998 Stock Plan and Option Terms

The following is a summary of the principal provisions of our 1998 Stock Plan, but it is not intended to be a complete description of all of the terms and provisions of the plan. We will furnish a copy of the 1998 Stock Plan to you upon written request to our Chief Financial Officer at our principal executive offices in Boise, Idaho.

HISTORY. Our Board of Directors adopted the 1998 Stock Plan on December 18, 1997, and our stockholders approved the 1998 Stock Plan on January 22, 1998 with a total of 1,600,000 shares of our common stock reserved for issuance under the plan. The stockholders approved a 500,000-share increase in the number of shares reserved for issuance under the plan on October 25, 2000 and 500,000-share increase under the plan on October 24, 2001.

PURPOSE. The plan is intended to:

•	provide additional compensation and incentives to individuals whose present and potential contributions are important to our continued success;
•	to afford such persons an opportunity to acquire a proprietary interest in Extended Systems; and
•	enable us to continue to attract and retain the best available talent.

SUMMARY OF THE PLAN AND OPTIONS.

Administration
Our Compensation Committee currently administers the plan. Subject to the terms of the plan, the Compensation Committee, based on recommendations from management, determines:

•        who will receive awards;
•        the number of shares subject to each award;
•        the terms and conditions of such awards; and
•        the grant date.

The Compensation Committee also has the authority to construe and interpret any of the provisions of the plan or any options granted under the plan.

Eligibility	Regular employees, directors and consultants may be granted options under the plan. As of August 31, 2002, approximately 229 persons were eligible to receive options under the 1998 Stock Plan.

Exercise Price	Determined by the Compensation Committee, generally the fair market value on the date of grant.

Term	Generally 10 years, but can be a shorter period at the discretion of the Compensation Committee.

Vesting	Determined by the Compensation Committee, generally over a period of four years, vesting 25 percent on the first anniversary and 1/48 per month thereafter.

Exercise
The optionee can choose to pay the exercise price of the option with cash or with proceeds from a cashless exercise. In a cashless exercise, the optionee irrevocably instructs his or her stockbroker to sell the shares to be acquired upon exercise of the option and pay the exercise price to us. With the administrator’s approval, the optionee can also exercise options by delivering a promissory note to Extended Systems in the amount of the exercise price. Promissory notes are interest bearing, have a term equal to or less than five years and are collateralized by a pledge of the shares purchased by the promissory note. The administrator does not currently allow the payment of the exercise price of options with a promissory note.

Transferability	During the lifetime of the optionee, an option is exercisable only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

Termination of employment
An optionee has three months from the date of termination of employment, except by reason of death or disability, to exercise a vested stock option. In the event of termination of employment due to death or disability, an optionee (or their legal representative) may exercise the vested option within 12 months after the date of termination of employment.

Merger or asset sale
If we merge with or into another corporation or sell substantially all of our assets, the successor corporation is required under the 1998 Stock Plan to assume or substitute each outstanding option under plan. If the successor corporation refuses to assume or substitute for options, the outstanding options under the plan immediately become 100% vested and the optionee will have the right to exercise all of his outstanding options.

Term of plan	The plan will expire on March 3, 2008, unless our Board of Directors terminates it earlier.

Amendment of plan
The Board may at any time amend the 1998 Stock Plan, but is required to obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with any applicable laws and regulations.

PLAN BENEFITS. The number of awards (if any) that may be granted to employees, directors and consultants under the 1998 Stock Plan is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Compensation Committee with respect to future awards under the 1998 Stock Plan. Accordingly, future awards under the 1998 Stock Plan are not determinable. The following table sets forth information with respect to the grant of options under the 1998 Stock Plan during the last fiscal year to (i) each executive officer named in the Summary Compensation Table on page 17, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees who are not executive officers as a group:

Name and Position	Number of Shares Subject to Options Granted (#)	Weighted Average Exercise Price Per Share ($/sh)	Dollar Value of Stock Underlying Options Granted($) (1)
Steven D. Simpson	100,000	$3.76	$260,000
President and Chief Executive Officer
Karla K. Rosa	25,000	$4.05	$65,000
Vice President of Finance and Chief Financial Officer
Bradley J. Surkamer	25,000	$4.05	$65,000
Vice President of Sales
Donald J. Baumgartner	25,000	$4.05	$65,000
Vice President of Worldwide Marketing
All current executive officers as a group	205,000	$4.28	$533,000
All current directors who are not executive officers as a group	10,625	$3.80	$27,625
All employees who are not executive officers as a group	270,125	$4.41	$702,325

(1)	Based on per share price of $2.60, the closing price for the Company’s common stock on August 30, 2002, as reported on the Nasdaq National Market System.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES. For U.S. federal income tax purposes, under existing tax laws, an optionee does not realize taxable income at the time of the grant of an option.

An optionee will have no taxable income upon exercise of an incentive stock option (except that alternative minimum tax may apply) and generally will not realize taxable income until the sale of the shares received upon exercise of the option. If the optionee does not sell the shares until at least two years after grant and one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss. Under these circumstances, Extended Systems will not be entitled to a compensation expense deduction in connection with the grant or the exercise of the option. If the optionee sells the shares prior to two years after grant or one year after exercise, the difference between the option price and the amount realized upon sale of the shares is taxable as ordinary income to the optionee and is deductible by Extended Systems for U.S. federal income tax purposes.

Upon the exercise of a non-statutory stock option, the optionee realizes ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date of receipt and Extended Systems is entitled to a compensation expense deduction. On the subsequent sale of the shares received in the exercise of a non-statutory stock options, the optionee will realize a capital gain or loss, which will be short or long-term depending on the period for which the shares are held prior to the sale, in the amount of the difference between the fair market value of the shares on the date of receipt and the amount realized on the sale.

The above is only a summary of the effect of federal income taxation upon the optionee and Extended Systems with respect to the shares purchased under the 1998 Stock Plan. You should reference the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

The Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the 1998 Stock Plan.

PROPOSAL FOUR

INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE
UNDER OUR 2001 APPROVED SHARE OPTION SCHEME

Stockholders are being asked to approve an increase in the number of shares reserved for issuance under our 2001 Approved Share Option Scheme by 25,000 shares. Our Board of Directors approved this increase on July 30, 2002.

Plan Activity

As of August 31, 2002, no options granted under the 2001 Approved Share Option Scheme had been exercised, and options to purchase 86,774 shares were outstanding. Without taking into account the proposal, 13,226 shares remained available for future grants as of August 31, 2002. Based on a per share price of $2.60, the last trading price on August 30, 2002, as reported by the Nasdaq National Market System, the fair market value of the 100,000 shares subject to outstanding options and reserved for future issuance under the 2001 Approved Share Option Scheme is $260,000.

Description of the 2001 Approved Share Option Scheme and Option Terms

The following is a summary of the principal provisions of our 2001 Approved Share Option Scheme, but it is not intended to be a complete description of all of the terms and provisions of the plan. We will furnish a copy of the 2001 Approved Share Option Scheme to you upon written request to our Chief Financial Officer at our principal executive offices in Boise, Idaho.

HISTORY. Our Board of Directors adopted the 2001 Approved Share Option Scheme (“the Scheme”) in January 2001, and the Board of Inland Revenue of the United Kingdom approved the Scheme on February 19, 2001. The Board of Directors determines the number of shares of Common Stock to be reserved for issuance under the Scheme. They approved 100,000 shares of common stock reserved for issuance under the Scheme in January 2001.

PURPOSE. The Scheme is intended to:

•	provide additional compensation and incentives to individuals in the United Kingdom whose present and potential contributions are important to our continued success;
•	promote the success of our business; and
•	enable us to continue to attract and retain the best available talent.

SUMMARY OF THE PLAN AND OPTIONS.

Administration
Our Compensation Committee currently administers the Scheme. Subject to the terms of the Scheme, the Compensation Committee, based on recommendations from management, determines:

•        who will receive awards;
•        the number of shares subject to each award;
•        the terms and conditions of such awards; and
•        the grant date.

The Compensation Committee also has the authority to construe and interpret any of the provisions of the Scheme or any options granted under the Scheme.

Eligibility
Regular employees, directors and consultants may be granted options under the Scheme up to, but not in excess of £30,000 (converted from U.S. Dollars to sterling on the date of grant). As of August 31, 2002, approximately 24 persons were eligible to receive options under the 2001 Approved Share Option Scheme.

Exercise Price	Determined by the Compensation Committee, generally the fair market value on the date of grant.

Term	Generally 10 years, but can be a shorter period at the discretion of the Compensation Committee.

Vesting	Determined by the Compensation Committee, generally over a period of four years, vesting 25 percent on the first anniversary and 1/48 per month thereafter.

Exercise	The optionee can pay the exercise price of the option with cash.

Transferability	During the lifetime of the optionee, an option is exercisable only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

Termination of employment
An optionee has three months from the date of termination of employment, except by reason of death or disability, to exercise a vested stock option. In the event of termination of employment due to death or disability, an optionee (or their legal representative) may exercise the vested option within 12 months after the date of termination of employment.

Merger or asset sale
If we merge with or into another corporation or sell substantially all of our assets, the successor corporation is required under the Scheme to assume or substitute each outstanding option under the Scheme. If the successor corporation refuses to assume or substitute for options, the outstanding options under the plan immediately become 100% vested and the optionee will have the right to exercise all of their outstanding options.

Term of plan	The plan will expire in January 2011, unless our Board of Directors terminates it earlier.

Amendment of plan
The Board may amend the Scheme, except for any amendment that would make the terms on which Options may be granted materially more generous or would increase the maximum number of shares of the scheme without the prior approval of the Extended Systems Stockholders. No amendment shall have effect until approval by the Board of the Inland Revenue of the United Kingdom.

PLAN BENEFITS. The number of awards (if any) that may be granted to employees, directors and consultants under the 2001 Approved Share Option Scheme is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Compensation Committee with respect to future awards under the 2001 Approved Share Option Scheme. Accordingly, future awards under the 2001 Approved Share Option Scheme are not determinable. The following table sets forth information with respect to the grant of options under the 2001 Approved Share Option Scheme during the last fiscal year to all employees who are not executive officers as a group. None of the executive officers or current directors who are not executive officers received an award from the 2001 Approved Share Option Scheme in fiscal 2002.

Name and Position	Number of Shares Subject to Options Granted (#)	Weighted Average Exercise Price Per Share ($/sh)	Dollar Value of Stock Underlying Options Granted($) (1)
All employees who are not executive officers as a group	27,150	$5.48	$70,590

(1)	Based on per share price of $2.60, the closing price for the Company’s common stock on August 30, 2002, as reported on the Nasdaq National Market System.

UNITED KINGDOM INCOME TAX CONSEQUENCES TO OPTIONEES. Since the grant of an option made under this Scheme is made under an Inland Revenue Approved Share Scheme, the optionee can be granted an option covering shares with a market value of up to £30,000 (converted from U.S. Dollars to sterling on the date of grant) and which will be eligible for preferential tax treatment if the optionee exercises the option within certain parameters. If the optionee qualifies for preferential tax treatment, there will be no income tax charge incurred at the time of exercise.

To qualify for this tax treatment, the optionee must wait to exercise his or her options until at least three years after the grant date (or until at least three years from the date of the exercise of an option that benefited from preferred tax treatment under this or any other Inland Revenue approved scheme, if later.) Further the exercise of the option must be made in accordance with the rules of the Scheme and must be made while the Scheme retains formal Inland Revenue approval.

If the optionee exercises his or her option under qualifying circumstances, then the optionee will be subject to capital gains tax on the entire gain (i.e., the difference between the sales price and the exercise price) at the time of sale. Capital gains are subject to tapering relief (the taper period will run from the time the shares are purchased, i.e., the date of exercise) and the annual exemption.

If the optionee chooses to exercise his or her option before the expiration of the holding period, the optionee will be subject to U.K. income tax on the difference between the fair market value of the shares at the time of exercise and the exercise price, which will be due at the end of the tax year in which the exercise occurs. If the optionee exercises his or her option under non-qualifying circumstances, then at the time of sale the optionee may be liable for capital gains tax on the difference between the sale price and the fair market value of the shares at the time of exercise.

There will be no National Insurance Contributions arising on the exercise of the option even if the exercise does not take place under qualifying circumstances, unless exceptional circumstances apply such as the option was invalidly or improperly granted.

The above is only a summary of the effect of the United Kingdom income tax consequences upon the optionee and Extended Systems with respect to the shares purchased under the 2001 Approved Share Option Scheme. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any municipality, state, or foreign country in which the optionee may reside.

The Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the 2001 Approved Share Option Scheme.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2003. PricewaterhouseCoopers LLP has audited our financial statements and performed other audit-related services since our inception in 1984. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. Although the law does not require this action by stockholders, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interest of Extended Systems and our stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal 2003. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

We have included in the following table all compensation earned during the last three years by our chief executive officer and our three other executive officers whose total compensation from Extended Systems during fiscal 2002 exceeded $100,000.

				Long-term Compensation Awards
	Fiscal Year	Annual Compensation		Securities Underlying Options	All Other Compensation
		Salary	Bonus
Steven D. Simpson	2002	255,000	–	100,000	6,100	(1)
President and	2001	290,000	–	125,000	6,100	(1)
Chief Executive Officer	2000	250,000	–	40,000	4,650	(1)

Karla K. Rosa	2002	157,500	–	25,000	4,725	(1)
Vice President of Finance and	2001	160,100	–	35,000	25,710	(2)
Chief Financial Officer	2000	136,290	–	14,000	4,089	(1)

Bradley J. Surkamer	2002	138,308	–	25,000	4,149	(1)
Vice President of Sales	2001	146,460	–	29,000	4,354	(1)
	2000	136,350	–	14,000	3,917	(1)

Donald J. Baumgartner	2002	135,324	–	25,000	4,060	(1)
Vice President of	2001	144,000	–	35,000	4,295	(1)
Worldwide Marketing	2000	131,340	–	14,000	3,940	(1)

(1)	Consists of contributions to our defined contribution plans.

(2)	Includes $4,803 contributions to our defined contribution plans and $20,907 of stock option compensation recognized upon exercise of non-qualified stock options.

OPTION GRANTS DURING FISCAL 2002

The following table includes information on grants of options to purchase shares of our common stock that we made to the named executive officers during fiscal 2002. All options vest over a 4-year period and have 10-year terms. We calculated the potential realizable value based on the following:

•	the term of the option on its grant date;
•	the assumption that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and
•	the assumption that the option is exercised and sold on the last day of its term for the appreciated price.

Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions.

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Steven D. Simpson	100,000	18.3%	$3.76	10/16/11	$236,464	$599,247

Karla K. Rosa	25,000	4.6	4.05	10/24/11	63,676	161,366

Bradley J. Surkamer	25,000	4.6	4.05	10/24/11	63,676	161,366

Donald J. Baumgartner	25,000	4.6	4.05	10/24/11	63,676	161,366

FISCAL 2002 AGGREGATED OPTION EXERCISES
AND OPTION VALUES

The following table provides information regarding the value of unexercised options held by each of the named executive officers as of June 30, 2002. Based on a price of $3.35 per share, which was the closing sales price of our common stock on June 28, 2002, as reported by the Nasdaq National Market System, none of the named executive officers held “in-the-money” options on that date. An option is considered “in-the-money” if its exercise price is less than the fair market value of one share of our common stock. None of the named executive officers exercised options during fiscal 2002.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven D. Simpson	256,749	188,251	–	–

Karla K. Rosa	75,229	56,749	–	–

Bradley J. Surkamer	68,125	51,875	–	–

Donald J. Baumgartner	96,352	57,582	–	–

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

We have entered into employment agreements with each of our executive officers. These agreements generally set forth the individual’s position, salary and benefits and require us to continue to pay salary and bonus to the executive officers for a period of 6 months if we terminate them without cause or without 6-months written notice. In addition, Mr. Simpson’s employment agreement requires us to continue to pay salary and bonus to Mr. Simpson for a period of 12 months if we terminate him without cause or without 12-months written notice.

DIRECTOR COMPENSATION

Our directors do not receive cash fees as compensation for their services as directors. Our outside directors, directors that are not Extended Systems employees, are, however, reimbursed for travel and other expenses incurred in attending our Board of Directors meetings and meetings of committees of the Board of Directors.

Our 1998 Director Option Plan was adopted by the Board of Directors in December 1997 and approved by the stockholders in January 1998. The director plan became effective on March 4, 1998 in conjunction with the effectiveness of the registration statement relating to our initial public offering. The Board of Directors reserved a total of 250,000 shares of common stock for issuance under the director plan. The outside directors are eligible to participate in the plan. Option grants under the plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date.

Under the plan, each outside director receives an initial grant of an option to purchase 15,000 shares of common stock on the date the outside director first becomes a director. One-third of the shares from this initial grant vest and become exercisable on the first anniversary of the date of grant and the remaining shares vest and become exercisable at a rate of 1/36th per month of the total shares.

After the initial grant, each outside director is automatically granted an option to purchase 7,500 shares of our common stock on the date of our annual meeting of stockholders each year, if the outside director has served on the Board of Directors for at least 6 months. The shares from the director’s annual option vest and become exercisable in full on the first anniversary of the date of grant of that option.

Each option under the director plan has a term of 10 years unless the outside director ceases to be a director. If an outside director ceases to be a director, the director will have three months from the date of termination as a director to exercise a vested option, and only then to the extent that the director was entitled to exercise the option on the date of termination.

If we merge with or into another corporation or sell substantially all of our assets, the successor corporation is required under the director plan to assume or substitute each outstanding option under the director plan. If the successor corporation refuses to assume or substitute for the options, the outstanding options under the director plan immediately become 100% vested and the optionee will have the right to exercise all of his outstanding options.

During fiscal 2002, options were granted under the 1998 Director Option Plan for the following number of shares of Extended Systems’ common stock and at the exercise prices shown:

	Number of Options	Exercise Price
Charles W. Jepson	15,000	$3.10
John Katsaros	7,500	4.05
John M. Russell	7,500	4.05
S. Scott Wald	7,500	4.05

During fiscal 2002, options were granted to Raymond A. Smelek under the 1998 Stock Plan for 7,500 shares of Extended Systems’ common stock at an exercise price of $4.05 and 3,125 shares of Extended Systems’ common stock at an exercise price of $3.21.

REPORT OF THE COMPENSATION COMMITTEE

Summary of Executive Compensation Policies

Our executive compensation program is designed to:

•	enable us to attract, retain and motivate superior executive personnel,
•	align compensation with business objectives and performance; and
•	align incentives for executive officers with the interests of stockholders in maximizing stockholder value.

Our executive compensation program is based on the same principles applicable to compensation decisions for all of our employees.

We are committed to maintaining a compensation program that attracts and retains the most qualified executives in the industry. To ensure that our compensation program is competitive, we regularly compare our compensation practices to those of other leading companies and set parameters based on this review.

Employees, including executive officers, are rewarded based on Extended Systems’ performance and the executive’s individual performance. Our performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as:

•	growth;
•	profitability;
•	performance relative to competitors; and
•	timely new product introductions.

We measure overall individual performance against the following factors:

•	long-term strategic goals;
•	short-term business goals;
•	growth;
•	profitability;
•	the development of employees; and
•	the fostering of teamwork and other values.

We strive to compensate a particular individual equitably compared to other employees at similar levels both at Extended Systems and at comparable companies.

Executive Officer Compensation Program

SALARY. We set a base salary range for each executive officer by reviewing the base salary for comparable positions within a broad peer group, including companies similar in size and businesses who compete with us in the recruitment and retention of senior personnel. Generally, we set our competitive salary at the midpoint for an executive officer position above the median level of those companies that we survey. We then create a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer’s overall individual performance.

In both setting goals and measuring an executive officer’s performance against those goals, we take into account the performance of our competitors and general economic and market conditions. None of the factors included in our strategic and business goals are assigned a specific weight. Instead, we recognize that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

BONUS. We have an executive bonus that is designed to reward executive officers for our financial performance during the fiscal year. Accordingly, an executive’s bonus is calculated as a percentage of the executive’s base salary based on our performance criteria established at the beginning of each fiscal year, specifically, growth in net revenue and income from operations. We did not pay a bonus to executive officers for fiscal 2002.

PROFIT-SHARING. Executive officers are also eligible to participate in our profit-sharing plan. We accrue a percentage of income before income taxes for distribution to all eligible employees worldwide, including executive officers. We make distributions at six-month intervals with individual payments determined pro rata based on the employee’s base salary. We did not pay profit sharing distributions to executive officers for fiscal 2002.

EQUITY-BASED COMPENSATION. The purpose of our equity-based compensation program is to provide employees, including executive officers, additional incentive to maximize stockholder value. Option grants to executive officers under our 1998 Stock Plan and 2001 Approved Share Option Scheme are designed to:

•	further strengthen the link between executive compensation and stockholder return;
•	provide additional incentives to executive officers that are tied to growth of our stock price over time; and
•	encourage continued employment.

Options generally vest over a period of four years and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

Chief Executive Officer Compensation Program

Steven D. Simpson has been our President and Chief Executive Officer since February 1996. We, the Compensation Committee, used the same compensation policy described above to determine Mr. Simpson’s fiscal 2002 compensation. In setting both the cash and equity-based elements of Mr. Simpson’s compensation, we made an overall assessment of his leadership in achieving Extended Systems’ objectives with respect to financial results and business goals.

CASH COMPENSATION. Mr. Simpson’s base salary reflects a consideration of both competitive forces and Extended Systems’ performance. We did not assign specific weights to these categories. In determining the amount of Mr. Simpson’s salary for fiscal 2002, we considered the following:

•
total cash compensation for chief executive officers at all companies nationally with revenues of less than $100 million as listed in the RADFORD EXECUTIVE COMPENSATION REPORT, 2000, published by the Radford Division of Aon Consulting;

•	cash compensation at other comparable computer software companies nationally;
•	our financial results as compared to other companies within the high-technology industry; and
•	our financial performance for fiscal 2001.

As a result of this review, we concluded that Mr. Simpson’s base salary was in the low end of the competitive market, and his total direct compensation (including stock incentives) was competitive for chief executive officers leading companies comparable in size and complexity to us. In January 2001, the Compensation Committee set Mr. Simpson’s annual salary at $300,000. In fiscal year 2002, his actual salary, net of salary reductions set by the Extended Systems’ management team, was $255,000.

EQUITY-BASED COMPENSATION. We follow the same policy described above for other executive officers, to determine Mr. Simpson’s incentive awards.

On October 16, 2001, we granted Mr. Simpson an option to purchase 100,000 shares of common stock. In determining the number of options to grant Mr. Simpson, we reviewed Mr. Simpson’s performance, including financial, operational and strategic results for fiscal 2001 as compared with our internal goals and objectives and determined that he had met the majority of the goals and objectives set out for him.

Qualifying Compensation

We considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers’ compensation, which exceeds $1 million per person in any taxable year unless it is “performance-based” within the meaning of Section 162(m). Since to date the non-performance based compensation to our executive officers has been below the $1 million threshold and since the Compensation Committee believes that options granted under our 1998 Stock Plan will meet the requirements of being performance-based compensation under the provisions of Section 162(m), we believe that Section 162(m) will not reduce the tax deduction available to us for fiscal 2002 or prior fiscal years. Our policy is, to the extent possible, to qualify our executive officers’ compensation for deductibility under the applicable tax laws.

Respectfully submitted,

S. Scott Wald, Chairman of the Compensation Committee
John Katsaros
John M. Russell

REPORT OF THE AUDIT COMMITTEE

Audit

You should not deem the information contained in this report to be “soliciting material” or “filed” or incorporated by reference in our future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document that we file under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2002, included in our Annual Report on Form 10-K for that year, as well as our unaudited quarterly financial statements for fiscal 2002.

The Audit Committee has reviewed and discussed these financial statements with our management.

The Audit Committee discussed with our independent public accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2002, for filing with the SEC.

Audit, Audit-related and Non-audit Services and Fees

During fiscal 2002, PricewaterhouseCoopers LLP provided Extended Systems with various audit, audit-related and non-audit services. Aggregate fees of approximately $115,000 were billed for professional services rendered for the annual audit and the quarterly reviews of our consolidated financial statements for fiscal 2002. Aggregate fees of approximately $4,000 were billed for tax-related services and $65,000 was billed for professional services related to filings with the Securities and Exchange Commission for our acquisition of ViaFone. The Audit Committee believes that the provision of non-audit services during fiscal 2002 is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP ‘s independence.

Respectfully submitted,

John M. Russell, Chairman of the Audit Committee
Charles W. Jepson
S. Scott Wald

Charter

Our audit committee is governed by the following charter.

Charter for the Audit Committee

Purpose

The Audit Committee will make such examinations as are necessary to:

•	monitor the corporate financial reporting and external audits of Extended Systems Incorporated and its subsidiaries (the “Company”);
•	provide to the Board of Directors the results of its examinations and recommendations derived therefrom;
•	outline to the Board improvements made, or to be made, in internal accounting controls;
•	nominate independent auditors; and
•	provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

Membership

The Audit Committee will consist of at least three (3) members of the Board, all of whom shall be independent directors, in accordance with the rules of the Nasdaq National Market. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

Responsibilities

The responsibilities of the Audit Committee shall include:

•	reviewing on a continuing basis the adequacy of the Company’s system of internal controls;
•	reviewing the independent auditors’ proposed audit scope and approach;
•	conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;
•	reviewing the performance of the independent auditors;
•	recommending the appointment of independent auditors to the Board of Directors;
•	reviewing before release the audited financial statements and Management’s Discussion and Analysis in the Company’s annual report on Form 10-K;
•	reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;
•	overseeing compliance with SEC requirements for disclosure of auditor’s services and audit committee members and activities;
•	reviewing management’s monitoring of compliance with the Company’s Standards of Business Conduct and with the Foreign Corrupt Practices Act;
•	reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;
•	Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;
•	if necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

•	reviewing related party transactions for potential conflicts of interest; and
•	performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

Meetings

The Audit Committee will meet at least two (2) times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

Minutes

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Reports

The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

CERTAIN TRANSACTIONS

On February 1, 2000, Extended Systems loaned Mr. Lundt the amount of $256,801. The loan was collateralized by a pledge of common stock, had a interest rate of 6.21% annually and was due on the earlier of (i) January 31, 2005 or (ii) the date of Mr. Lundt’s termination of employment. Mr. Lundt paid the loan in full on August 31, 2002.

On January 2, 2001, Extended Systems loaned Ms. Rosa the amount of $21,188. The loan was collateralized by a pledge of common stock, had a interest rate of 5.87% annually and is due on the earlier of (i) December 31, 2004 or (ii) the date of Ms. Rosa’s termination of employment. The loan balance as of August 31, 2002 was $12,958.62. On February 22, 2001, Extended Systems loaned Ms. Rosa the amount of $23,235. The loan was collateralized by a pledge of common stock, had a interest rate of 5.07% annually and is due on the earlier of (i) February 28, 2005 or (ii) the date of Ms. Rosa’s termination of employment. The loan balance as of August 31, 2002 was $15,068.12.

Pursuant to a Separation Agreement dated May 5, 2002, entered into by and between Mr. McMeekin and ViaFone, Inc., which agreement was assumed by us in connection with the acquisition of ViaFone, we are obligated to pay Mr. McMeekin severance payments totaling approximately $112,500 in equal payments over the course of six months.

PERFORMANCE GRAPH

The following graph compares the performance of our common stock with the Nasdaq Stock Market Index (U.S.) and the Russell 2000 Index for the period March 4, 1998, the first public trading date of our common stock, to June 30, 2002. The graph assumes that $100 was invested on March 4, 1998, in our common stock and on February 28, 1998, in the Nasdaq Stock Market Index and the Russell 2000 Index, and that all dividends were reinvested. We have not declared or paid any dividends on our common stock. You should not consider stockholder returns over the indicated period illustrated below indicative of future stockholder returns.

You should not consider the information contained in the performance graph to be “soliciting material” or consider it as “filed” with the Securities and Exchange Commission. This information should not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Extended Systems specifically does so.

COMPARISON OF 52 MONTH CUMULATIVE TOTAL RETURN*
AMONG EXTENDED SYSTEMS INCORPORATED,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RUSSELL 2000 INDEX

*	$100 Invested on 3/4/98 in stock or index—including reinvestment of dividends.
Fiscal year ending June 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of more than 10% of our outstanding shares of common stock are required to file with the Securities and Exchange Commission reports indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Directors, executive officers and greater than 10% stockholders are required to provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors, executive officers and greater than 10% stockholders filed all required reports during fiscal 2002, except that Mr. Wimer filed a Form 4 three weeks late to correctly report the number of shares sold and Mr. Russell filed a Form 4 two months late to correctly report the number of shares beneficially owned.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

You are entitled to present proposals for action at an annual meeting if the proposals comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. If you intend to present proposals to our stockholders for consideration at our 2003 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposals no later than May 24, 2003, in order for us to include the proposals in the proxy statement and form of proxy relating to that meeting.

If you intend to submit a proposal for consideration at the 2003 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must do so no later than August 7, 2003. If you fail to comply with this foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 Annual Meeting, without any discussion of the matter in the proxy statement.

OTHER MATTERS

We are not aware of any business to be presented at the 2002 Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

You can contact us at:

5777 North Meeker Ave.
Boise, ID 83713
Attn: Investor Relations
208-322-7575
xtnd@extendsys.com

It is important that your shares be represented at the 2002 Annual Meeting, regardless of the number of shares that you hold, therefore, we urge you to execute and return, at your earliest convenience, the accompanying proxy card in the envelope provided.

THE BOARD OF DIRECTORS

Dated: September 20, 2002

PROXY

EXTENDED SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 24, 2002

The undersigned, having received notice of the meeting and the proxy statement, and revoking all prior proxies, hereby appoint(s) Steven D. Simpson and Karla K. Rosa, and each of them, attorney or attorneys of the undersigned (with full power of substitution) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Extended Systems Incorporated, to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho on October 24, 2002 at 10:00 a.m., Mountain time, and any adjourned or postponed sessions thereof, and to vote and act upon the following matters in respect of all shares of Extended Systems Incorporated stock that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the meeting or at any adjourned or postponed sessions thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote said shares in person. If the undersigned is not the registered direct holder of his or her shares, the undersigned must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person. If the undersigned hold(s) any of the shares in fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES SHALL VOTE ”FOR” PROPOSALS 1, 2, 3, 4 AND 5.

This proxy is solicited on behalf of the Board of Directors of Extended Systems Incorporated.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒	Please mark
votes as in
this example.

A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

1.
Proposal to elect (01) Steven D. Simpson and (02) Douglas B. Winterrowd as Class I Directors to serve for a three-year term that expires upon the annual meeting of stockholders in 2005, or until his successor is duly elected.

VOTE    ☐                  WITHHOLD AUTHORITY    ☐

To withhold authority for an individual nominee,
write the nominee’s name on the line above.

2.	Proposal to elect Russell McMeekin as a Class II Director to serve for a one-year term that expires upon the annual meeting of stockholders in 2003, or until his successor is duly elected.

VOTE    ☐                  WITHHOLD AUTHORITY    ☐

3.	Proposal to approve an amendment to the Extended Systems Incorporated 1998 Stock Plan increasing the number of shares of common stock reserved for issuance thereunder by 725,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to approve an amendment to the Extended Systems Incorporated 2001 Approved Share Option Scheme increasing the number of shares of common stock reserved for issuance thereunder by 25,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Extended Systems’ independent accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

Please sign this Proxy exactly as your name appears on Extended Systems’ books. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and, where more than one name appears, a majority must sign. If a corporation, this signature should be that of any authorized officer, who should state his or her title.

Signature:	Date:	Signature:	Date: